SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Rick’s Cabaret International, Inc.

(Name of Registrant as Specified in Its Charter)

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RICK'S CABARET INTERNATIONAL, INC.

10959 CUTTEN ROAD

HOUSTON, TEXAS 77066

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 27, 2012

The Annual Meeting of Stockholders (the "Annual Meeting") of Rick's Cabaret International, Inc. ("we," "us" and the "Company") will be held at 410 N. Sam Houston Parkway (Beltway 8 at Imperial Valley),  Houston, Texas 77060, on Wednesday, June 27, 2012 at 10:00 AM (Central Time) for the following purposes:

(1)	To elect six (6) directors;
(2)	To ratify the selection of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012;
(3)	To approve an amendment to the 2010 Stock Option Plan;
(4)	To act upon such other business as may properly come before the Annual Meeting.

Only holders of common stock of record at the close of business on May 3, 2012, will be entitled to vote at the Annual Meeting or any adjournment thereof.  You are cordially invited to attend the Annual Meeting.

We have elected to furnish proxy materials and our Fiscal 2010 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to Securities and Exchange Commission rules, which should allow us to reduce costs. On or about May 17, 2012, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. All stockholders who have previously expressed a specific request to receive paper copies of proxy materials will be sent a copy of the Proxy Statement and Annual Report by mail beginning on or about May 22, 2012. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.  The proxy statement, annual report to security holders for the year ended September 30, 2011 and the proxy card are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating, and returning your completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares only by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

ERIC S. LANGAN
CHAIRMAN OF THE BOARD AND PRESIDENT

MAY 17, 2012

HOUSTON, TEXAS

RICK'S CABARET INTERNATIONAL, INC.

10959 CUTTEN ROAD

HOUSTON, TEXAS 77066

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 27, 2012

This proxy statement (the "Proxy Statement") is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Rick's Cabaret International, Inc., a Texas corporation ("we," "us" and the "Company"), for their use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 410 N. Sam Houston Parkway (Beltway 8 at Imperial Valley), Houston, Texas 77060, on Tuesday, June 27, 2012 at 10:00 AM (Central Time), and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

We have elected to furnish proxy materials and our Fiscal 2010 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to Securities and Exchange Commission rules, which should allow us to reduce costs.  On or about May 17, 2012, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. All stockholders who have previously expressed a specific request to receive paper copies of proxy materials will be sent a copy of the Proxy Statement and Annual Report by mail beginning on or about May 22, 2012.  The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.  The proxy statement, annual report to security holders for the year ended September 30, 2011 and the proxy card are available at www.proxyvote.com.  The cost of solicitation of proxies is being borne by us.

The close of business on May 3, 2012 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  As of May 3, 2012, we had 9,726,884 shares of common stock, par value $0.01 per share, issued and outstanding.  The presence, in person or by proxy, of a majority of the outstanding shares of common stock on the record date is necessary to constitute a quorum at the Annual Meeting.  Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting.  A plurality of the shares voted in person or represented by proxy at the Annual Meeting will elect as Directors the nominees named in Proposal Number 1.  Stockholders may not cumulate their votes for the election of Directors.  The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Whitley Penn LLP as our independent registered public accounting firm (see Proposal Number 2). The affirmative vote of a majority of the total votes present in person or by proxy is required to approve the amendment to the 2010 Stock Option Plan (see Proposal Number 3). Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies.  If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, (ii) FOR THE RATIFICATION OF WHITLEY PENN LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012, and (iii) FOR APPROVAL OF THE AMENDMENT TO THE 2010 STOCK OPTION PLAN.  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.  If any other matter is properly presented at the Annual Meeting, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in “street name” for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters (so called “broker non-votes”) where the beneficial owner has not given voting instructions. Because most large brokerage firms are NYSE member organizations, these rules affect almost all public companies and not just those listed on the NYSE. Effective July 1, 2009, the NYSE amended its rule regarding discretionary voting by brokers on uncontested elections of directors such that any investor who does not instruct the investor’s broker on how to vote in an election of directors will cause the broker to be unable to vote that investor’s shares on an election of directors. Previously, the broker could exercise its own discretion in determining how to vote the investor’s shares even when the investor did not instruct the broker on how to vote. Accordingly, with respect to the election of directors (see Proposal Number 1), a broker is not entitled to vote the shares of common stock unless the beneficial owner has given instructions. A broker is also not entitled to vote uninstructed shares on matters relating to the implementation of any equity compensation plan, such as the vote to approve the amendment to the 2010 Stock Option Plan (see Proposal Number 3). With respect to the ratification of the appointment of Whitley Penn LLP as our independent registered public accounting firm (see Proposal Number 2), a broker will have discretionary authority to vote the shares of our stock if the beneficial owner has not given instructions.

The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by execution and submission of a revised proxy, (b) by written notice to our Secretary, or (c) by voting in person at the Annual Meeting.

 ___________________________________________________________________

PROPOSAL 1

TO ELECT SIX (6) DIRECTORS FOR THE ENSUING YEAR

___________________________________________________________________

NOMINEES FOR DIRECTORS

The persons named in the enclosed Proxy have been selected by the Board of Directors to serve as proxies (the "Proxies") and will vote the shares represented by valid proxies at the Annual Meeting of Stockholders and adjournments thereof.  Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed below.  Each duly elected Director will hold office until his successor shall have been elected and qualified.  Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.  All of the nominees presently serve as Directors.

Eric S. Langan, age 43, has been a Director since 1998 and our President since March 1999. He has been involved in the adult entertainment business since 1989. From January 1997 through the present, he has held the position of President of XTC Cabaret, Inc. From November 1992 until January 1997, Mr. Langan was the President of Bathing Beauties, Inc. Since 1989, Mr. Langan has exercised managerial control over more than a dozen adult entertainment businesses. Through these activities, Mr. Langan has acquired the knowledge and skills necessary to successfully operate adult entertainment businesses.

Robert L. Watters, age 61, is our founder and has been our Director since inception. Mr. Watters was our President and our Chief Executive Officer from 1991 until March 1999. Since 1999, Mr. Watters has owned and operated Rick’s Cabaret, an adult entertainment club in New Orleans, Louisiana, which licenses our name. He was also a founder in 1989 and operator until 1993 of the Colorado Bar & Grill, an adult club located in Houston, Texas and in 1988 performed site selection, negotiated the property purchase and oversaw the design and permitting for the club that became the Cabaret Royale, in Dallas, Texas. Mr. Watters practiced law as a solicitor in London, England and is qualified to practice law in New York. Mr. Watters worked in the international tax group of the accounting firm of Touche, Ross & Co. (now succeeded by Deloitte & Touche) from 1979 to 1983 and was engaged in the private practice of law in Houston, Texas from 1983 to 1986, when he became involved in our full-time management. Mr. Watters graduated from the London School of Economics and Political Science, University of London, in 1973 with a Bachelor of Laws (Honours) degree and in 1975 with a Master of Laws degree from Osgoode Hall Law School, York University. Since founding Rick’s Cabaret, Mr. Watters has been in the adult entertainment industry. He brings this valuable experience to the Board.

Travis Reese, age 42, became our Director and V.P.-Director of Technology in 1999. From 1997 through 1999, Mr. Reese had been a senior network administrator at St. Vincent's Hospital in Santa Fe, New Mexico. During 1997, Mr. Reese was a computer systems engineer with Deloitte & Touche. From 1995 until 1997, Mr. Reese was Vice President with Digital Publishing Resources, Inc., an Internet service provider. From 1994 until 1995, Mr. Reese was a pilot with Continental Airlines. From 1992 until 1994, Mr. Reese was a pilot with Hang On, Inc., an airline company. Mr. Reese has an Associate’s Degree in Aeronautical Science from Texas State Technical College. In addition to being involved in the adult entertainment industry since 1992, Mr. Reese’s in-depth information technology knowledge is essential to the Board’s oversight of our internet businesses.

Steven L. Jenkins, age 55, has been a Director since June 2001. Since 1988, Mr. Jenkins has been a certified public accountant with Pringle Jenkins & Associates, P.C., located in Houston, Texas. Mr. Jenkins is the President and owner of Pringle Jenkins & Associates, P.C. Mr. Jenkins has a BBA Degree (1979) from Texas A&M University. Mr. Jenkins is a member of the AICPA and the TSCPA. Mr. Jenkins’ impressive accounting background makes him a valuable asset to the Board and the Audit Committee.

Luke Lirot, age 55, became a Director on July 31, 2007. Mr. Lirot received his law degree from the University of San Francisco in 1986. After serving as an intern in the San Francisco Public Defender’s Office in 1986, Mr. Lirot returned to Florida and established a private law practice where he continues to practice and specializes in adult entertainment issues. He is a past President of the First Amendment Lawyers’ Association and has actively participated in numerous state and federal legal matters.  Mr. Lirot represents as counsel scores of individuals and entities within our industry. Having practiced in this area for over 25 years, he is aware of virtually every type of legal issue that can arise, making him an important member of the Board.

Nour-Dean Anakar, age 55, became a Director on September 14, 2010. Mr. Anakar has over 20 years of experience in senior positions in the development and management of betting and gaming, sports and entertainment, and hospitality and leisure operations in the United States, Europe, and Latin America. From 1988 until 2000 he held executive management and business development positions with Ladbrokes USA and Ladbrokes South America. In 2001, Mr. Anakar became the managing partner of LCIN LLC and LCIN S.A., San Diego and Buenos Aires based gaming companies, which were contracted by Grupo Codere of Spain to oversee the development of all new technology gaming projects and operations in Latin America. He received his BA in Management Science from Duke University and CHA in Hospitality Management from the Conrad Hilton College at the University of Houston. Mr. Anakar’s experience managing and developing businesses in industries with similar characteristics to ours make him an excellent fit to the Board.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Our directors are elected annually and hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. There is no family relationship between or among any of our directors and executive officers. Our Board of Directors consists of six persons. The following table sets forth our directors and executive officers:

Name	Age	Position
Eric S. Langan	43	Director and CEO/President
Phillip K. Marshall	62	Chief Financial Officer
Travis Reese	42	Director and V.P.—Director of Technology
Robert L. Watters	61	Director
Steven L. Jenkins	55	Director
Luke Lirot	55	Director
Nour-Dean Anakar	55	Director

Phillip Marshall has served as our Chief Financial Officer since May 2007. He was previously controller of Dorado Exploration, Inc., an oil and gas exploration and production company, from February 2007 to May 2007. He previously served as Chief Financial Officer of CDT Systems, Inc., a publicly held water technology company, from July 2003 to September 2006. In 1972, Mr. Marshall began his public accounting career with the international accounting firm, KMG Main Hurdman. After its merger with Peat Marwick, Mr. Marshall served as an audit partner at KPMG for several years. After leaving KPMG, Mr. Marshall was partner in charge of the audit practice at Jackson & Rhodes in Dallas from 1992 to 2003, where he specialized in small publicly held companies. Mr. Marshall is also a trustee of United Mortgage Trust and United Development Funding IV, publicly held real estate investment trusts.

RELATED TRANSACTIONS

Our Board of Directors has adopted a policy that our business affairs will be conducted in all respects by standards applicable to publicly held corporations and that we will not enter into any future transactions and/or loans between us and our officers, directors and 5% stockholders unless the terms are no less favorable than could be obtained from independent, third parties and will be approved by a majority of our independent and disinterested directors. We currently have four independent directors, Steven Jenkins, Nour-Dean Anakar, Luke Lirot and Robert Watters. We know of no related transactions for the years ended September 30, 2011 and 2010.

Review, Approval, or Ratification of Transactions

Currently, we rely on our Board of Directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board of Directors reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Our Board of Directors will approve or ratify a transaction if it determines that the transaction is consistent with our best interests and the best interests of our stockholders.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

All directors are expected to make every effort to attend meetings of the Board of Directors, meetings of any Board Committees on which such director serves, and annual meetings of stockholders. The Board of Directors held four meetings during the fiscal year ended September 30, 2011.  During the fiscal year ended September 30, 2011, none of our current directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a Director, and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served.  All six of our directors attended the prior year’s annual meeting of stockholders. There is no family relationship between or among any of our directors and executive officers.  We have four directors who meet the definition of “independent director” under the Nasdaq Marketplace rules.

Eric Langan serves as both Chairman of the Board of Directors and Chief Executive Officer.  Of our four independent directors, no director has been designated “lead” independent director.  Accordingly, all four independent directors have an equal role in the leadership of the Board.  We believe that our overall leadership structure is appropriate based on our current size.

As a part of its oversight function, the Board of Directors monitors how management operates the company. Risk is an important part of deliberations at the Board and committee level throughout the year. Committees consider risks associated with their particular areas of responsibility. The Board of Directors as a whole considers risks affecting us. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures.  The Board and its committees consider, among other things, the relevant risks to us when granting authority to management and approving business strategies. Through this risk oversight process, the Board reserves the right to make changes to our leadership structure in the future if it deems such changes are appropriate and in the best interest of our stockholders.

AUDIT COMMITTEE

We have an Audit Committee whose current members are Steven Jenkins, Nour-Dean Anakar and Luke Lirot.  Mr. Jenkins, Mr. Anakar and Mr. Lirot are independent directors.  The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors.  The Audit Committee meets privately with our Chief Financial Officer and with our independent registered public accounting firm and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by our outside independent registered public accounting firm.  Steven L. Jenkins serves as the Audit Committee’s Financial Expert.

In May 2000, our Board adopted a Charter for the Audit Committee.   A copy of the Audit Committee Charter can be found on our website at www.ricksinvestor.com.  The Charter establishes the independence of our Audit Committee and sets forth the scope of the Audit Committee's duties.  The purpose of the Audit Committee is to conduct continuing oversight of our financial affairs.  The Audit Committee conducts an ongoing review of our financial reports and other financial information prior to their being filed with the Securities and Exchange Commission, or otherwise provided to the public.  The Audit Committee also reviews our systems, methods and procedures of internal controls in the areas of: financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct.  A majority of the members of the Audit Committee will be independent.  The Audit Committee is objective, and reviews and assesses the work of our independent registered public accounting firm and our internal audit department.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended September 30, 2011. The Audit Committee has discussed with Whitley Penn LLP, our independent registered public accounting firm (“Whitley Penn”), the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from Whitley Penn the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Whitley Penn’s communications with the Audit Committee concerning independence, and has discussed with Whitley Penn the independence of Whitley Penn.

Based on the review and discussions referred to in the paragraph above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended September 30, 2011. This report is furnished by the Audit Committee of our Board of Directors, whose members are:

Steven L. Jenkins

Luke Lirot

Nour-Dean Anakar

The Audit Committee held five meetings during the fiscal year ended September 30, 2011.

NOMINATING COMMITTEE

We have a Nominating Committee whose current members are Steven Jenkins, Nour-Dean Anakar and Luke Lirot.  In July 2004, the Board unanimously adopted a Charter with regard to the process to be used for identifying and evaluating nominees for director.   The Charter establishes the independence of our Nominating Committee and sets forth the scope of the Nominating Committee's duties.  A majority of the members of the Nominating Committee will be independent.  Pursuant to its Charter, the Committee has the power and authority to consider Board nominees and proposals submitted by our stockholders and to establish any procedures, including procedures to facilitate stockholder communication with the Board of Directors, and to make any such disclosures required by applicable law in the course of exercising such authority.  Stockholders who wish to submit a proposal for consideration by the Nominating Committee must comply with Rule 14a-8 of Regulation 14A.   All candidates, whether proposed by a stockholder or by any other means, shall be evaluated based on the criteria established by the Board of Directors.  Minimum criteria for non-employee candidates includes financial experience and “independence” as defined under applicable rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 and Nasdaq Listing Rules.  Additional criteria may include:  (a) satisfactory results of any background investigation; (b) experience and expertise; (c) financial resources; (d) time availability; (e) community involvement; (f) diversity of viewpoints, backgrounds, experiences and other demographics, and (g) such other criteria as the Nominating Committee may determine to be relevant.   A copy of the Nominating Committee’s Charter can be found on our website at www.ricksinvestor.com.   The Nominating Committee held one meeting during the fiscal year ended September 30, 2011.

COMPENSATION COMMITEE

We have a Compensation Committee whose current members are Steven Jenkins, Nour-Dean Anakar and Luke Lirot.  Eric S. Langan and Travis Reese are our only directors who are also officers.  The primary purpose of the Compensation Committee is to evaluate and review the compensation of executive officers.   The Compensation Committee does not have a written charter.  The Compensation Committee held two meeting during the fiscal year ended September 30, 2011.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (see below) to be included in this Proxy Statement on Schedule 14A. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report. This report is furnished by the Compensation Committee of our Board of Directors, whose members are:

Steven L. Jenkins

Luke Lirot

Nour-Dean Anakar

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Jenkins, Lirot and Anakar. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

Stockholder Communications

We do not currently have a process for security holders to send communications to the Board of Directors, which we believe is appropriate based on our size, the limited number of our stockholders and the limited number of communications which we receive.  However, we welcome comments and questions from our stockholders.  Stockholders can direct communications to our Chief Executive Officer, Eric Langan at our executive offices, 10959 Cutten Road, Houston, Texas  77066.  While we appreciate all comments from stockholders, we may not be able to individually respond to all communications.  We attempt to address stockholder questions and concerns in our press releases and documents filed with the SEC so that all stockholders have access to information about us at the same time.  Mr. Langan collects and evaluates all stockholder communications.  If the communication is directed to the Board of Directors generally or to a specific director, Mr. Langan will disseminate the communications to the appropriate party at the next scheduled Board of Directors meeting.  If the communication requires a more urgent response, Mr. Langan will direct that communication to the appropriate executive officer or director.  All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of our compensation programs as they relate to our executive officers who are listed in the compensation tables appearing below. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes.  The individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2011, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

Overview of Compensation Committee Role and Responsibilities

The Compensation Committee of the Board of Directors oversees our compensation plans and policies, reviews and approves all decisions concerning the named executive officers’ compensation, which may further be approved by the Board, and administers our stock option and equity plans, including reviewing and approving stock option grants and equity awards under the plans. The Compensation Committee’s membership is determined by the Board and is composed entirely of independent directors.

Management plays a role in the compensation-setting process. The most significant aspects of management’s role are to evaluate employee performance and recommend salary levels and equity compensation awards. Our Chief Executive Officer often makes recommendations to the Compensation Committee and the Board concerning compensation for other executive officers. Our Chief Executive Officer is a member of the Board but does not participate in Board decisions regarding any aspect of his own compensation. The Compensation Committee can retain independent advisors or consultants.

Compensation Committee Process

The Compensation Committee reviews executive compensation in connection with the evaluation and approval of an employment agreement, an increase in responsibilities or other factors. With respect to equity compensation awarded to other employees, the Compensation Committee or the Board grants stock options, often after receiving a recommendation from our Chief Executive Officer. The Compensation Committee also evaluates proposals for incentive and performance equity awards, and other compensation.

Compensation Philosophy

The Compensation Committee emphasizes the important link between our performance, which ultimately affects stockholder value, and the compensation of our executives. Therefore, the primary goal of our executive compensation policy is to try to align the interests of executive officers with the interests of stockholders. In order to achieve this goal, we attempt to, (i) offer compensation opportunities that attract and retain executives whose abilities and skills are critical to our long-term success and reward them for their efforts in ensuring our success, (ii) align our compensation programs with our long-term business strategies and objectives, and (iii) provide variable compensation opportunities that are directly linked to our performance and stockholder value, including an equity stake in the company. Our named executive officers’ compensation utilizes two primary components — base salary and long-term equity compensation — to achieve these goals.  Additionally, the Compensation Committee may award discretionary bonuses to certain executives based on the individual’s contribution to the achievement of our strategic objectives.

Setting Executive Compensation

We fix executive base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the compensation that is paid by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives.

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, our company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation and between annual and long-term compensation.

The Role of Shareholder Say-on-Pay Votes.

At our annual meeting of stockholders held on August 16, 2011, approximately 97.0% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, as disclosed in the proxy statement.  Although this advisory stockholder vote on executive compensation is non-binding, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for named executive officers.

Base Salary

We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Subject to the provisions contained in employment agreements with executive officers concerning base salary amounts, base salaries of the executive officers are established based upon compensation data of comparable companies in our market, the executive’s job responsibilities, level of experience, individual performance and contribution to the business. We believe it is important to provide adequate fixed compensation to highly qualified executives in our competitive industry. In making base salary decisions, the Compensation Committee uses its discretion and judgment based upon personal knowledge of industry practice but does not apply any specific formula to determine the base salaries for the executive officers.

Equity-Based Awards—Equity Compensation Plans

The Compensation Committee uses equity awards, usually in the form of stock options, primarily to motivate our named executive officers to realize benefits from longer-term strategies that increase stockholder value, and to promote commitment and retention. Equity awards vest upon the achievement of performance criteria that we believe is critical to our long-term success.

The Compensation Committee believes that stock options are an important form of long-term incentive compensation because they align executive officer’s interests with the interests of stockholders, since the options have value only if our stock price increases over time. From time to time, the Compensation Committee may consider circumstances that warrant the grant of full value awards such as restricted stock units. Examples of these circumstances include, among others, attracting a new executive to the team; recognizing a promotion to the executive team; retention; and rewarding outstanding long-term contributions.

Our equity grant practices require that stock options and other equity compensation have prices determined based on at least the fair market value on the date of grant.  The fair market value of our stock option awards has historically been the NASDAQ closing price on the date of grant.

Retirement Savings Plan

We maintain a retirement savings plan for the benefit of our executives and employees. Our Simple IRA Plan is intended to qualify as a defined contribution arrangement under the Internal Revenue Code (the “Code”). Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Code. All participants’ plan accounts are 100% vested at all times. All assets of our Simple IRA Plan are currently invested, subject to participant-directed elections, in a variety of mutual funds chosen from time to time by the Plan Administrator. Distribution of a participant’s vested interest generally occurs upon termination of employment, including by reason of retirement, death or disability. We make certain matching contributions to the Simple IRA Plan.

Perquisites and Other Personal Benefits

Our executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical, dental, life and disability insurance. Relocation benefits also are reimbursed and are individually negotiated when they occur. We reimburse each executive officer for all reasonable business and other expenses incurred by them in connection with the performance of their duties and obligations under their employment agreements. We do not provide named executive officers with any significant perquisites or other personal benefits except for an auto for each executive’s business use.

The following table reflects all forms of compensation for services to us for the fiscal years ended September 30, 2011, 2010 and 2009 of certain executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)	(i)	(j)
Eric S.	2011	600,000	-0-		-0-	-0-		-0-	-0-	11,492	611,492
Langan,	2010	600,000	-0-		-0-	86,146	(1)	-0-	-0-	11,513	697,659
President/CEO	2009	623,077	-0-		-0-	2,446	(1)	-0-	-0-	11,637	637,160

Phillip	2011	204,615	30,000	(4)	-0-	-0-		-0-	-0-	3,261	237,876
Marshall, CFO	2010	200,000	10,000	(4)	-0-	11,116	(2)	-0-	-0-	5,276	226,392
	2009	189,423	20,000	(4)	-0-	47,273	(2)	-0-	-0-	2,441	259,137

Travis Reese,	2011	200,000	-0-		-0-	-0-		-0-	-0-	5,769	205,769
Executive Vice President	2010	197,260	-0-		-0-	13,895	(3)	-0-	-0-	5,788	216,943
	2009	194,204	-0-		-0-	2,446	(3)	-0-	-0-	5,753	202,403

1	Mr. Langan received 5,000 options to purchase shares of our common stock at an exercise price of $8.75 in July 2009. Mr. Langan also received 155,000 options to purchase shares of our common stock at an exercise price of $10.25 on September 30, 2010. These are not amounts paid to or realized by the executive. Assumptions used in the calculation of these compensation costs are included in Note I to our audited financial statements included in our Form 10-K.
2	Mr. Marshall received 20,000 options to purchase shares of our common stock at an exercise price of $10.25 on September 30, 2010. These are not amounts paid to or realized by the executive. Assumptions used in the calculation of these compensation costs are included in Note I to our audited financial statements included in our Form 10-K.
3	Mr. Reese received 5,000 options to purchase shares of our common stock at an exercise price of $8.75 in July 2009. Mr. Reese also received 25,000 options to purchase shares of our common stock at an exercise price of $10.25 on September 30, 2010. These are not amounts paid to or realized by the executive. Assumptions used in the calculation of these compensation costs are included in Note I to our audited financial statements included in our Form 10-K.
4	Mr. Marshall received a bonus of $30,000 in 2011, $10,000 in 2010 and $20,000 in 2009 for outstanding performance.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the 2010 annual option incentive programs and performance-based awards. No non-equity incentive plan awards were made in 2011 for officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold #(1)	Target #(1)	Maximum #(1)
Eric Langan	9/30/2010	155,000	155,000	155,000
Phillip Marshall	9/30/2010	20,000	20,000	20,000
Travis Reese	9/30/2010	25,000	25,000	25,000

(1)   The stock option awards described in this chart were granted pursuant to our 2010 Stock Option Plan. In this case, the named executives were not required to reach any specific performance level to receive these awards. Rather, the Compensation Committee granted these awards to reward overall outstanding performance of the named executives during fiscal year 2010.

Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(e)	(g)	(h)	(i)	(j)
Eric S. Langan	155,000	0	0	10.25	9/30/2012	0	0	0	0

Phillip Marshall	20,000	0	0	9.40	8/24/2012	0	0	0	0
	20,000	0	0	10.25	9/30/2012

Travis Reese	25,000	0	0	10.25	9/30/2012	0	0	0	0

OPTION EXERCISES

One of the named executive officers exercised stock options in 2011.

	Option Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Exercise	on Exercise
Travis Reese	5,000	$14,415

DIRECTOR COMPENSATION

We do not currently pay any cash directors’ fees, but we pay the expenses of our directors in attending board meetings. In August 2011, we issued 7,500 stock options to each Director who is not a member of management. These options become exercisable in August 2012, have a strike price of $7.15 per share and expire in August 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert Watters	-0-	-0-	$1,769	-0-	-0-	-0-	$1,769
Nourdean Anakar	-0-	-0-	$1,769	-0-	-0-	-0-	$1,769
Steve Jenkins	-0-	-0-	$1,769	-0-	-0-	-0-	$1,769
Luke Lirot	-0-	-0-	$1,769	-0-	-0-	-0-	$1,769

EMPLOYMENT AGREEMENTS

We had a two year employment agreement with Eric S. Langan, extending through April 1, 2012, which provided for an annual base salary of $600,000. Mr. Langan’s Employment Agreement also provided for participation in all benefit plans maintained by us for salaried employees. Mr. Langan’s Employment Agreement contained a confidentiality provision and an agreement by Mr. Langan not to compete with us upon the expiration of his agreement. After the expiration of this agreement in April 2012, we have continued providing him the same salary and benefits he received under the agreement. We intend to enter into a new employment agreement with Mr. Langan.

We entered into a two year Employment Agreement with Phillip K. Marshall to serve as our Chief Financial Officer. Mr. Marshall’s Employment Agreement extends through May 30, 2013, and provides for an annual base salary of $215,000. Pursuant to Mr. Marshall’s Employment Agreement, Mr. Marshall is also eligible to participate in all benefit plans maintained by us for salaried employees. Under the terms of his Employment Agreement, Mr. Marshall is bound to a confidentiality provision and cannot compete with us upon the expiration of his Employment Agreement.

We had a two-year employment agreement with Travis Reese, extending through February 1, 2012, which provided for an annual base salary of $200,000.  Mr. Reese’s Employment Agreement also provided for participation in all benefit plans maintained by us for salaried employees. The agreement contained a confidentiality provision and provided that he cannot compete with us upon the expiration of his agreement. After the expiration of this agreement in February 2012, we have continued providing him the same salary and benefits he received under the agreement. We intend to enter into a new employment agreement with Mr. Reese.

We have not established long-term incentive plans or defined benefit or actuarial plans.

EMPLOYEE STOCK OPTION PLANS

While we have been successful in attracting and retaining qualified personnel, we believe that our future success will depend in part on our continued ability to attract and retain qualified personnel. We pay wages and salaries that we believe are competitive. We also believe that equity ownership is an important factor in our ability to attract and retain skilled personnel. We have adopted stock option plans (the “Plans”) for employees and directors. The purpose of the Plans is to further our interests and the interests of our subsidiaries and stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to our success and profitability. The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. The Plans also assist us and our subsidiaries in attracting and retaining key employees and directors. The Plans are administered by the Board of Directors. The Board of Directors has the exclusive power to select the participants in the Plans, to establish the terms of the options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least 85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the Plans.

In August 1999, we adopted the 1999 Stock Option Plan (the “1999 Plan”) with 500,000 shares authorized to be granted and sold under the 1999 Plan. In August 2004, stockholders approved an Amendment to the 1999 Plan (the “Amendment”) which increased the total number of shares authorized to 1 million. In July 2007, stockholders approved an Amendment to the 1999 Plan (the “Amendment”), which increased the total number of shares authorized to 1.5 million. The 1999 Plan was terminated by law in July 2009.  Our Board of Directors approved the 2010 Stock Option Plan on September 30, 2010.  The 2010 Plan was approved by our stockholders for adoption at the 2011 Annual Meeting of Stockholders. As of September 30, 2011, there are 520,000 stock options outstanding.

The following table sets forth all equity compensation plans as of September 30, 2011:

(in thousands, except per share data)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	520	$10.01	0

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We attempt to make our compensation programs discretionary, balanced and focused on the long term. We believe goals and objectives of our compensation programs reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Our approach to compensation practices and policies applicable to employees and consultants is consistent with that followed for its executives. Based on these factors, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at May 3, 2012, with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of May 3, 2012, there were 9,726,884 shares of common stock outstanding.

Name/Address	Number of shares		Title of class	Percent of Class
Eric S. Langan 10959 Cutten Road Houston, Texas 77066	1,363,429	(1)	Common stock	13.80%
Phillip K. Marshall 10959 Cutten Road Houston, Texas 77066	47,755	(2)	Common stock	0.49%
Robert L. Watters 315 Bourbon Street New Orleans, Louisiana 70130	32,500	(3)	Common stock	0.33%
Steven L. Jenkins 16865 Diana Lane # 100 Houston, Texas 77058	17,500	(4)	Common stock	0.18%
Travis Reese 10959 Cutten Road Houston, Texas 77066	40,330	(5)	Common stock	0.41%
Nour-dean Anakar 3978 Sorrento Valley Drive, #100 San Diego, California 92121	17,500	(4)	Common stock	0.18%
Luke Lirot 2240 Belleair Road, Suite 190 Clearwater, Florida 33764	17,500	(4)	Common stock	0.18%
All of our Directors and Officers as a Group of seven (7) persons	1,535,514		Common stock	15.33%
E. S. Langan. L.P. 10959 Cutten Road Houston, Texas 77066	578,632		Common stock	5.95%

(1)	Mr. Langan has sole voting and investment power for 629,797 shares of common stock he owns directly. Mr. Langan has shared voting and investment power for 578,632 shares that he owns indirectly through E. S. Langan, L.P. Mr. Langan is the general partner of E. S. Langan, L.P. This amount also includes options to purchase up to 155,000 shares of common stock that are presently exercisable.

(2)	Includes 7,755 shares of common stock he owns directly and options to purchase up to 40,000 shares of common stock that are presently exercisable.

(3)	Includes 15,000 shares of common stock he owns directly, options to purchase up to 10,000 shares of common stock that are presently exercisable and options to purchase up to 7,500 shares that become exercisable on August 18, 2012.

(4)	Includes options to purchase up to 10,000 shares of common stock that are presently exercisable and options to purchase up to 7,500 shares that become exercisable on August 18, 2012.

(5)	Includes 15,330 shares of common stock he owns directly and options to purchase up to 25,000 shares of common stock that are presently exercisable.

We are not aware of any arrangements that could result in a change in control of the company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Based solely upon a review of Forms 3, 4 and 5 furnished to us, we are aware of four people who, during the fiscal year ended September 30, 2011 were directors, executive officers, or beneficial owners of more than ten percent of our common stock, and who failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act of 1934, as follows:

Four of our directors, including Nour-dean Anakar, Steven L. Jenkins, Luke Lirot and Robert L. Watters, each failed to timely file a Form 4 in connection with our issuance to each of stock options on August 18, 2011. Each of Messrs. Anakar, Jenkins and Lirot ultimately filed this report on May 8, 2012. Mr. Watters filed the report on May 9, 2012.

   _______________________________________________________________________

PROPOSAL 2

TO RATIFY THE SELECTION OF WHITLEY PENN LLP

AS THE COMPANY'S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING

  SEPTEMBER 30, 2012

  ________________________________________________________________________

The Board of Directors has selected Whitley Penn LLP as our independent registered public accounting firm for the current fiscal year.  Although not required by law or otherwise, the selection is being submitted to our stockholders as a matter of corporate policy for their approval.  The Board of Directors wishes to obtain from the stockholders a ratification of their action in appointing their existing independent registered public accounting firm, Whitley Penn LLP for the fiscal year ending September 30, 2012.  Such ratification requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

In the event the appointment of Whitley Penn LLP as our independent registered public accounting firm is not ratified by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to select another independent registered public accounting firm for the fiscal year ending September 30, 2012.  A representative of Whitley Penn LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to respond to appropriate questions.  The Board of Directors unanimously recommends a vote FOR the ratification of Whitley Penn LLP as our independent registered public accounting firm for fiscal year ending September 30, 2012.

The following table sets forth the aggregate fees paid or accrued for professional services and the aggregate fees paid or accrued for audit-related services and all other services rendered by Whitley Penn LLP for the audit of our annual financial statements for fiscal years 2011, 2010 and 2009.

	2011	2010	2009
(in thousands)
Audit fees	$261	$260	$289
Audit-related fees	-	-	23
Tax fees	67	65	61
All other fees	-	-	-

Total	$328	$325	$373

The category of “Audit fees” includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC, such as the issuance of comfort letters and consents.

The category of “Audit-related fees” includes employee benefit plan audits, internal control reviews and accounting consultation.

The category of “Tax fees” includes consultation related to corporate development activities.

All above audit services, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Whitley Penn LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

AUDITOR INDEPENDENCE

Our Audit Committee considered that the work done for us in fiscal 2011 by Whitley Penn LLP was compatible with maintaining Whitley Penn LLP's independence.

AUDITOR'S TIME ON TASK

All of the work expended by Whitley Penn LLP described above was attributed to work performed by Whitley Penn LLP's full-time, permanent employees.

 ___________________________________________________________________

PROPOSAL 3

To approve THE Amendment to the 2010 Stock Option Plan

___________________________________________________________________

In September 2010, our Board of Directors approved the 2010 Stock Option Plan (the “2010 Plan”), and our stockholders approved the adoption of the 2010 Plan at last year’s Annual Meeting of Stockholders held on August 16, 2011. To date, we have optioned all 500,000 shares of common stock that may be optioned under the 2010 Plan. In April 2012, our Board of Directors approved an amendment to the 2010 Stock Option Plan whereby the maximum aggregate number of shares of common stock that may be optioned and sold under the 2010 Plan is increased from 500,000 to 800,000 (the “Plan Amendment”). Other than increasing the number of shares of common stock subject to the 2010 Plan, the Plan Amendment did not change any other provisions of the 2010 Plan. The Plan Amendment is being submitted to our stockholders for adoption. The Board of Directors unanimously recommends a vote FOR the approval of the Plan Amendment. The Plan Amendment has been effective since the Board approved the Plan Amendment in April 2012, but pursuant to Section 422 of the Internal Revenue Code of 1986, our stockholders must approve the Plan Amendment within 12 months of its adoption to make the amended version of the 2010 Plan a tax-qualified plan. In the event that the Plan Amendment is not approved by our stockholders, any shares of common stock optioned or granted beyond the 500,000 maximum set forth in the 2010 Plan will be deemed to be non-qualified securities. The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 3. The 2010 Plan as amended by the Plan Amendment, the Amended and Restated 2010 Stock Option Plan (the “Plan”), is attached hereto as Exhibit “A.”

SUMMARY OF AMENDED AND RESTATED 2010 STOCK OPTION PLAN

The purpose of the Plan is to promote the financial interests of our company, our subsidiaries and our stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to our success and profitability. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. This Plan will also assist us and our subsidiaries in attracting, retaining and motivating key employees and directors.

The following sets forth certain terms and conditions of the Plan.

1.         Administration.

(a)           This Plan will be administered by the Compensation Committee of the Board of Directors or such other committee designated by the Board of Directors (the “Committee”). A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee are to be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous written consent of the Committee.

(b)          If no Committee has been appointed, members of the Board may vote on any matters affecting the administration of the Plan or the grant of any option pursuant to the Plan, except that no such member shall act on the granting of an option to himself, but such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of options to him.

Subject to the terms of this Plan, the Committee has the sole and exclusive power to:

(i)          select the participants in the Plan;

(ii)         establish the terms of the options granted to each participant which may not be the same in each case;

(iii)        determine the total number of options to grant to an optionee, which may not be the same in each case;

(iv)        fix the option period for any option granted which may not be the same in each case;

(v)         make all other determinations necessary or advisable under the Plan;

(vi)        determine the minimum number of shares with respect to which options may be exercised in part at any time.

(c)          The Committee has the sole and absolute discretion to determine whether the performance of an eligible employee warrants an award under the Plan, and to determine the amount of the award.

(d)          The Committee has full and exclusive power to construe and interpret the Plan, to prescribe and rescind rules and regulations relating to the Plan, and take all actions necessary or advisable for the Plan's administration. Any such determination made by the Committee will be final and binding on all persons.

A member of the Committee will not be liable for performing any act or making any determination in good faith.

2.         Shares Subject to Option. Subject to the provisions of Paragraph 11 of the Plan, the maximum aggregate number of shares of our common stock that may be optioned and sold under the Plan is 800,000. Such shares may be authorized but unissued, or may be treasury shares. If an option expires or becomes unexercisable for any reason without having been exercised in full, the un-purchased shares that were subject to the option will, unless the Plan has then terminated, be available for other options under the Plan.

3.         Eligible Persons. Our officers, directors or employees or our affiliates or consultants or subcontractors or our affiliates, as the Committee in its sole discretion designates, are eligible to participate in the Plan. Directors who are not our employees or employees of any of our subsidiaries are only eligible to receive Incentive Stock Options (as defined in the Plan) if and as permitted by applicable law and regulations.

4.         Nonqualified and Incentive Stock Options. Any option not intended to qualify as an Incentive Stock Option will be a Nonqualified Stock Option (as defined in the Plan). Nonqualified Stock Options will satisfy each of the requirements of the Plan. An option intended to qualify as an Incentive Stock Option, but which does not meet all the requirements of an Incentive Stock Option will be treated as a Nonqualified Stock Option.

5.         Duration of Plan. Options may be granted under the Plan only within 10 years from the original effective date of the Plan.

6.         Amendment, Suspension or Termination of Plan. The Board of Directors may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to qualify this Plan under Rule 16b-3 promulgated under Section 16 of the Exchange Act, no amendment that would (a) materially increase the number of shares of stock that may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) otherwise materially increase the benefits accruing to participants under the Plan, can be made without the approval of our stockholders; provided further, however, that to the extent required to maintain the status of any Incentive Option under the Internal Revenue Code, no amendment that would (a) change the aggregate number of shares of stock which may be issued under Incentive Options, (b) change the class of employees eligible to receive Incentive Options, or (c) decrease the Option price for Incentive Options below the fair market value of the stock at the time it is granted, can be made without the approval of our stockholders. Subject to the preceding, the Board of Directors has the power to make any changes in the Plan and in the regulations and administrative provisions under it or in any outstanding Incentive Option as in the opinion of our counsel may be necessary or appropriate from time to time to enable any Incentive Option granted under the Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Internal Revenue Code so as to receive preferential federal income tax treatment. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan will act to impair or extinguish rights in Options already granted at the date of such amendment, suspension or termination.

BENEFITS OR AMOUNTS UNDER THE PLAN

The Committee has the sole and exclusive power to select the participants of the Plan and to determine the terms of any option granted under the Plan. Accordingly, the granting of awards under the Plan is entirely discretionary, and the benefits or amounts that will be received by or allocated to any executives, directors or employees under the Plan are not determinable, nor is it determinable what benefits or amounts any executives, directors or employees would have received or been allocated for the 2011 fiscal year if the Plan had been in effect for that year.

 ___________________________________________________________________

PROPOSAL 3

OTHER MATTERS

___________________________________________________________________

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.  However, if any other matter is properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

FUTURE PROPOSALS OF STOCKHOLDERS

The deadline for stockholders to submit proposals to be considered for inclusion in the Proxy Statement for next year’s Annual Meeting of Stockholders is January 18, 2013.

MISCELLANEOUS

Only one Notice of Internet Availability of Proxy Materials (the “Notice”) is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address. We undertake to deliver promptly upon request a separate copy of the Notice to any stockholder at a shared address to which a single copy of the Notice was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of the Notice or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such a request, it may be given verbally by telephoning our offices at (281) 397-6730 or by mail to our address at 10959 Cutten Road, Houston, Texas 77066, Attn: President.  In addition, stockholders sharing an address can request delivery of a single copy of proxy materials and/or notices if you are receiving multiple copies upon written or oral request to the President at the address and telephone number stated above.

BY ORDER OF THE BOARD OF DIRECTORS

ERIC S. LANGAN
CHAIRMAN OF THE BOARD AND PRESIDENT

May 17, 2012

HOUSTON, TEXAS

exhibit “a”

Ricks Cabaret International, Inc.

Amended and Restated 2010 STOCK OPTION PLAN

1.	Purpose. The purpose of the Ricks Cabaret International, Inc. 2010 Stock Option Plan ("the Plan") is to promote the financial interests of the Company, its subsidiaries and its shareholders by providing incentives in the form of stock options to key employees and directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This Plan will also assist the Company and its subsidiaries in attracting, retaining and motivating key employees and directors. The options granted under this Plan may be either Incentive Stock Options, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or Nonqualified options taxed under Section 83 of the Internal Revenue Code of 1986, as amended.

Rule 16b-3 Plan. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore the Plan is intended to comply with all applicable conditions of Rule 16b-3 (and all subsequent revisions thereof) promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee or the Board of Directors or Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. In addition, the Committee or the Board of Directors may amend the Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 without the consent of the shareholders of the Company.

Effective Date of Plan. The effective date of the Plan shall be September 30, 2010 (the AEffective Date@) upon shareholder approval. The Board of Directors shall, within one year of the Effective Date, submit the Plan to the shareholders of the Company for approval. The Plan shall be approved by at least a majority of shareholders voting in person or by proxy at a duly held shareholders' meeting, or if the provisions of the corporate charter, by-laws or applicable state law prescribes a greater degree of shareholder approval for this action, the approval by the holders of that percentage, at a duly held meeting of shareholders. No Incentive Option or Nonqualified Stock Option shall be granted pursuant to the Plan ten years after the Effective Date. In the event that the Plan is not approved by the shareholders of the Company, the Plan shall be deemed to be a non-qualified stock option plan.

2.	Definitions. The following definitions shall apply to this Plan:

(a)	"Affiliate" means any parent corporation and any subsidiary corporation. The term "parent corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term "subsidiary corporation" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(b)	"Agreement" means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which Options are granted to a participant.

(c)	"Award" means each of the following granted under this Plan: Incentive Stock Options or Non-qualified Stock Options.

(d)	"Board" means the board of directors of the Company.

(e)	"Cause" shall mean, for purposes of whether and when a participant has incurred a Termination of Employment for Cause: (i) any act or omission which permits the Company to terminate the written agreement or arrangement between the participant and the Company or a Subsidiary or Parent for Cause as defined in such agreement or arrangement; or (ii) in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause," then Cause shall mean an act or acts of dishonesty by the participant resulting or intending to result directly or indirectly in gain to or personal enrichment of the participant at the Company's expense and/or gross negligence or willful misconduct on the part of the participant.

(f)	"Change in Control" means, for purposes of this Plan:

i.	there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

ii.	the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

(g)	"Code" means the Internal Revenue Code of 1986, as amended, final Treasury Regulations thereunder and any subsequent Internal Revenue Code.

(h)	"Committee" means the Compensation Committee of the Board of Directors or such other committee designated by the Board of Directors. The Committee shall be comprised solely of at least two members who are both Disinterested Persons and Outside Directors.

(i)	"Common Stock" means the Common Stock, par value per share of the Company whether presently or hereafter issued, or such other class of shares or securities as to which the Plan may be applicable, pursuant to Section 11 herein.

(j)	"Company" means Ricks Cabaret International, Inc., a Texas Corporation and includes any successor or assignee company corporations into which the Company may be merged, changed or consolidated; any company for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(k)	"Continuous Service" means the absence of any interruption or termination of employment with or service to the Company or any Parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company. Continuous Service shall not be considered interrupted in the case of sick leave, military leave, or any other bona fide leave of absence of less than ninety (90) days (unless the participants right to reemployment is guaranteed by statute or by contract) or in the case of transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successors

(l)	"Date of Grant" means the date on which the Committee grants an Option.

(m)	"Director" means any member of the Board of Directors of the Company or any Parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

(n)          "Non Employee Director" means a ANon Employee Director@ as that term is defined in Rule 16b-3 under the Exchange Act.

(o)          "Eligible Persons" shall mean, with respect to the Plan, those persons who, at the time that an Award is granted, are (i) officers, directors or employees of the Company or Affiliate or (ii) consultants or subcontractors of the Company or affiliate.

(p)	"Employee" means any person employed on an hourly or salaried basis by the Company or any Parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

(q)	"Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(r)	"Fair Market Value" means (i) if the Common Stock is not listed or admitted to trade on a national securities exchange and if bid and ask prices for the Common Stock are not furnished through NASDAQ or a similar organization, the value established by the Committee, in its sole discretion, for purposes of the Plan; (ii) if the Common Stock is listed or admitted to trade on a national securities exchange or a national market system, the closing price of the Common Stock, as published in the Wall Street Journal, so listed or admitted to trade on such date or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the next preceding day on which there was trading in such shares; or (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange or a national market system, the mean between the bid and ask price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If trading in the stock or a price quotation does not occur on the Date of Grant, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

(s)	"Incentive Stock Option" means a stock option, granted pursuant to either this Plan or any other plan of the Company, that satisfies the requirements of Section 422 of the Code and that entitles the Optionee to purchase stock of the Company or in a corporation that at the time of grant of the option was a Parent or subsidiary of the Company or a predecessor company of any such company.

(t)	"Nonqualified Stock Option" means an Option to purchase Common Stock in the Company granted under the Plan other than an Incentive Stock Option within the meaning of Section 422 of the Code.

(u)	"Option" means a stock option granted pursuant to the Plan.

(v)	"Option Period" means the period beginning on the Date of Grant and ending on the day prior to the tenth anniversary of the Date of Grant or such shorter termination date as set by the Committee.

(w)	"Optionee" means an Employee (or Director or subcontractor) who receives an Option.

(x)	"Parent" means any corporation which owns 50% or more of the voting securities of the Company.

(y)	"Plan" means this Stock Option Plan as may be amended from time to time.

(z)	"Share" means the Common Stock, as adjusted in accordance with Paragraph 11 of the Plan.

(aa)	"Ten Percent Shareholder" means an individual who, at the time the Option is granted, owns Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Affiliate. An individual shall be considered as owning the Stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.

(bb)	"Termination" or "Termination of Employment@ means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer or employee of the Company or of any Subsidiary or Parent including, without limitation, death, disability, dismissal, severance at the election of the participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Subsidiaries or Parent of all businesses owned or operated by the Company or its Subsidiaries. A Termination of Employment shall occur to an employee who is employed by a Subsidiary if the Subsidiary shall cease to be a Subsidiary and the participant shall not immediately thereafter become an employee of the Company or a Subsidiary.

(cc)	"Subsidiary" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

In addition, certain other terms used in this Plan shall have the definitions given to them in the first place in which they are used.

3.	Administration.

(a)	This Plan will be administered by the Committee. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous written consent of the Committee.

(b)	If no Committee has been appointed, members of the Board may vote on any matters affecting the administration of the Plan or the grant of any Option pursuant to the Plan, except that no such member shall act on the granting of an Option to himself, but such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of Options to him.

(c)	Subject to the terms of this Plan, the Committee has the sole and exclusive power to:

i.	select the participants in this Plan;

ii.	establish the terms of the Options granted to each participant which may not be the same in each case;

iii.	determine the total number of options to grant to an Optionee, which may not be the same in each case;

iv.	fix the Option period for any Option granted which may not be the same in each case; and

v.	make all other determinations necessary or advisable under the Plan.

vi.	determine the minimum number of shares with respect to which Options may be exercised in part at any time.

vii.	The Committee has the sole and absolute discretion to determine whether the performance of an eligible Employee warrants an award under this Plan, and to determine the amount of the award.

viii.	The Committee has full and exclusive power to construe and interpret this Plan, to prescribe and rescind rules and regulations relating to this Plan, and take all actions necessary or advisable for the Plan's administration. Any such determination made by the Committee will be final and binding on all persons.

(d)	A member of the Committee will not be liable for performing any act or making any determination in good faith.

4.	Shares Subject to Option. Subject to the provisions of Paragraph 11 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan shall be 800,000. Such shares may be authorized but unissued, or may be treasury shares. If an Option shall expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

(a)	Eligible Persons. Every Eligible Person, as the Committee in its sole discretion designates, is eligible to participate in this Plan. Directors who are not employees of the Company or any subsidiary or Parent shall only be eligible to receive Incentive Stock Options if and as permitted be applicable law and regulations. The Committee's award of an Option to a participant in any year does not require the Committee to award an Option to that participant in any other year. Furthermore, the Committee may award different Options to different participants. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Option, including, without limitation;

(i)           the financial condition of the Company or its Subsidiaries;

(ii)         expected profits for the current or future years;

(iii)        the contributions of a prospective participant to the profitability and success of the Company or its Subsidiaries; and

(iv)        the adequacy of the prospective participant's other compensation.

Participants may include persons to whom stock, stock options, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised.

(b)	No Right of Employment. An Optionee's right, if any, to continue to serve the Company and its Subsidiaries as an Employee will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment of any Employee.

5.	Requirements of Option Grants. Each Option granted under this Plan shall satisfy the following requirements.

(a)	Written Option. An Option shall be evidenced by a written Agreement specifying (i) the number of Shares that may be purchased by its exercise, (ii) the intent of the Committee as to whether the Option is be an Incentive Stock Option or a Non-qualified Stock Option, (iii) the Option period for any Option granted and (iv) such terms and conditions consistent with the Plan as the Committee shall determine, all of which may differ between various Optionees and various Agreements.

(b)	Duration of Option. Each Option may be exercised only during the Option Period designated for the Option by the Committee. At the end of the Option Period the Option shall expire.

(c)	Option Exercisability. The Committee, on the grant of an Option, each Option shall be exercisable only in accordance with its terms.

(d)	Acceleration of Vesting. Subject to the provisions of Section 5(b), the Committee may, it its sole discretion, provide for the exercise of Options either as to an increased percentage of shares per year or as to all remaining shares. Such acceleration of vesting may be declared by the Committee at any time before the end of the Option Period, including, if applicable, after termination of the Optionee's Continuous Service by reason of death, disability, retirement or termination of employment.

(e)	Option Price. Except as provided in Section 6(a) the Option price of each Share subject to the Option shall be determined by the Committee, but in no event shall be less than the Fair Market Value of the Share on the Option's Date of Grant.

(f)	Termination of Employment Any Option which has not vested at the time the Optionee ceases Continuous Service for any reason other than death, disability or retirement shall terminate upon the last day that the Optionee is employed by the Company. Incentive Stock Options must be exercised within three months of cessation of Continuous Service for reasons other than death, disability or retirement in order to qualify for Incentive Stock Option tax treatment. Nonqualified Options may be exercised any time during the Option Period regardless of employment status.

(g)	Death. In the case of death of the Optionee, the beneficiaries designated by the Optionee shall have one year from the Optionee's demise or to the end of the Option Period, whichever is earlier, to exercise the Option, provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised at the time the Optionee died, subject to any adjustment under Sections 5(d) and 11.

(h)	Retirement. Any Option which has not vested at the time the Optionee ceases Continuous Service due to retirement shall terminate upon the last day that the Optionee is employed by the Company. Upon retirement Incentive Stock Options must be exercised within three months of cessation of Continuous Service in order to qualify for Incentive Stock Option tax treatment. Nonqualified Options may be exercised any time during the Option Period regardless of employment status.

(i)	Disability. In the event of termination of Continuous Service due to total and permanent disability (within the meaning of Section 422 of the Code), the Option shall lapse at the earlier of the end of the Option Period or twelve months after the date of such termination, provided, however, the Option can be exercised at the time the Optionee became disabled, subject to any adjustment under Sections 5(d) and 11.

6.	Incentive Stock Options. Any Options intended to qualify as an Incentive Stock Option shall satisfy the following requirements in addition to the other requirements of the Plan:

(a)	Ten Percent Shareholders. An Option intended to qualify as an Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of either the Company or any Parent or Subsidiary, shall be granted at a price of 110 percent of Fair Market Value on the Date of Grant and shall be exercised only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Section 425(d) of the Code will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

(b)	Limitation on Incentive Stock Options. The aggregate Fair Market Value, determined on the date of Grant, of stock in the Company exercisable for the first time by any Optionee during any calendar year, under the Plan and all other plans of the Company or its Parent or Subsidiaries (within the meaning of Subsection (d) of Section 422 of the Code) in any calendar year shall not exceed $100,000.00.

(c)	Exercise of Incentive Stock Options. No disposition of the shares underlying an Incentive Stock Option may be made within two years from the Date of Grant nor within one year after the exercise of such incentive Stock Option.

(d)	Approval of Plan. No Option shall qualify as an Incentive Stock Option unless this Plan is approved by the shareholders within one year of the Plan=s adoption by the Board.

7.	Nonqualified and Incentive Stock Options. Any Option not intended to qualify as an Incentive Stock Option shall be a Nonqualified Stock Option. Nonqualified Stock Options shall satisfy each of the requirements of Section 5 of the Plan. An Option intended to qualify as an Incentive Stock Option, but which does not meet all the requirements of an Incentive Stock Option shall be treated as a Nonqualified Stock Option.

8.	Method of Exercise. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 3 of the Plan. During the lifetime of the Employee to whom an Option is granted, such Option may be exercised only by him. Payment for Shares with respect to which an Option is exercised may be in cash, or by certified check, or wholly or partially in the form of Common Stock of the Company having a fair market value equal to the Option Price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him.

An Option granted under this Plan may be exercised in increments of not less than 10% of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

9.	Taxes. Compliance with Law: Approval of Regulatory Bodies. The Company, if necessary or desirable, may pay or withhold the amount of any tax attributable to any Shares deliverable or amounts payable under this Plan, and the Company may defer making delivery or payment until it is indemnified to its satisfaction for the tax. Options are exercisable, and Shares can be delivered and payments made under this Plan, only in compliance with all applicable federal and state laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been flied with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (ii) an exemption from the registration requirements of applicable securities laws is available. This plan does not require the Company, however, to file such registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 9 of the Plan. No Option may be exercised, and no Shares may be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matter as the Committee deems advisable.

Each Person who acquires the right to exercise an Option by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and release of taxing authorities as the Committee deems advisable.

10.	Assignability. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. The Option may be exercised only by the Optionee during the life of the Optionee. More particularly, but without limitation of the foregoing, the Option may be not be assigned or transferred except as provided above and shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer or distribution contrary to the provisions hereof shall be null and void and without effect.

11.	Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Committee or the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

12.	Accelerations of Options Upon Change in Control. In the event that a Change of Control has occurred with respect to the Company, any and all Options will become fully vested and immediately exercisable with such acceleration to occur without the requirement of any further act by either the Company or the participant, subject to Section 9 hereof.

13.	Liability of the Company. The Company, its Parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by an Optionee or other person due to the exercise of an Option.

14.	Expenses of Plan. The Company shall bear the expenses of administering the Plan.

15.	Duration of Plan. Options may be granted under this Plan only within 10 years from the original effective date of the Plan.

16.	Amendment, Suspension or Termination of Plan. The Board of Directors of the Company may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to qualify this Plan under Rule 16b-3 promulgated under Section 16 of the Exchange Act, no amendment that would (a) materially increase the number of shares of Stock that may be issued under this Plan, (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) otherwise materially increase the benefits accruing to participants under this Plan, shall be made without the approval of the Company's shareholders; provided further, however, that to the extent required to maintain the status of any Incentive Option under the Code, no amendment that would (a) change the aggregate number of shares of Stock which may be issued under Incentive Options, (b) change the class of employees eligible to receive Incentive Options, or (c) decrease the Option price for Incentive Options below the Fair Market Value of the Stock at the time it is granted, shall be made without the approval of the Company's shareholders. Subject to the preceding sentence, the Board of Directors shall have the power to make any changes in the Plan and in the regulations and administrative provisions under it or in any outstanding Incentive Option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Incentive Option granted under this Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall act to impair or extinguish rights in Options already granted at the date of such amendment, suspension or termination.

17.	Forfeiture. Notwithstanding any other provisions of this Plan, if the Committee finds by a majority vote after full consideration of the facts that an Eligible Person, before or after termination of his employment with the Company or an Affiliate for any reason (a) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or an Affiliate, which conduct damaged the Company or Affiliate, or disclosed trade secrets of the Company or an Affiliate, or (b) participated, engaged in or had a material, financial or other interest, whether as an employee, officer, director, consultant, contractor, shareholder, owner, or otherwise, in any commercial endeavor anywhere which is competitive with the business of the Company or an Affiliate without the written consent of the Company or Affiliate, the Eligible Person shall forfeit all outstanding Options, including all exercised Options and other situations pursuant to which the Company has not yet delivered a stock certificate. Clause (b) shall not be deemed to have been violated solely by reason of the Eligible Person’s ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation.

The decision of the Committee as to the cause of an Employee's discharge, the damage done to the Company or an Affiliate, and the extent of an Eligible Person=s competitive activity shall be final. No decision of the Committee, however, shall affect the finality of the discharge of the Employee by the Company or an Affiliate in any manner.

18.	Indemnification of the Committee and the Board of Directors. With respect to administration of this Plan, the Company shall indemnify each present and future member of the Committee and the Board of Directors against, and each member of the Committee and the Board of Directors shall be entitled without further act on his part to indemnity from the Company for, all expenses (including attorney's fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a member of the Committee and/or the Board of Directors, whether or not he continues to be a member of the Committee and/or the Board of Directors at the time of incurring the expenses, including, without limitation, matters as to which he shall be finally adjudged in any action, suit or proceeding to have been found to have been negligent in the performance of his duty as a member of the Committee or the Board of Directors. However, this indemnity shall not include any expenses incurred by any member of the Committee and/or the Board of Directors in respect of matters as to which he shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee and the Board of Directors. In addition, no right of indemnification under this Plan shall be available to or enforceable by any member of the Committee and the Board of Directors unless, within 60 days after institution of any action, suit or proceeding, he shall have offered the Company the opportunity to handle and defend same at its own expense. The failure to notify the Company within 60 days shall only affect a Director or committee member=s right to indemnification if said failure to notify results in an impairment of the Company=s rights or is detrimental to the Company. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and the Board of Directors and shall be in addition to all other rights to which a member of the Committee and the Board of Directors may be entitled as a matter of law, contract, or otherwise.

19.	Gender. If the context requires, words of one gender when used in this Plan shall include the others and words used in the singular or plural shall include the other.

20.	Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.

21.	Other Compensation Plans. The adoption of this Plan or any amendments shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Affiliate.

22.	Other Options or Awards. The grant of an Option or Awards shall not confer upon the Eligible Person the right to receive any future or other Options or Awards under this Plan, whether or not Options or Awards may be granted to similarly situated Eligible Persons, or the right to receive future Options or Awards upon the same terms or conditions as previously granted.

23.	Governing Law. The provisions of this Plan shall be construed, administered, and governed under the laws of the State of Texas.

PROXY

RICK'S CABARET INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

 TO BE HELD ON JUNE 27, 2012

The undersigned hereby appoints Eric S. Langan and Travis Reese, and each of them as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of Rick's Cabaret International, Inc. held of record by the undersigned on May 3, 2012, at the Annual Meeting of Stockholders to be held on June 27, 2012, at 10:00 AM (Central Time) at 410 N. Sam Houston Parkway (Beltway 8 at Imperial Valley), Houston, Texas  77060, and at any adjournments thereof.  Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.  IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN NUMBER 1, FOR THE RATIFICATION IN NUMBER 2, FOR APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN IN NUMBER 3, AND FOR THE APPROVAL IN NUMBER 4.

1.	ELECTION OF DIRECTORS OF THE COMPANY. (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH, OR OTHERWISE STRIKE, THAT NOMINEE'S NAME IN THE LIST BELOW.)

☐	FOR all nominees listed below except as marked to the contrary.	☐	WITHHOLD authority to vote for all nominees below.

	Eric S. Langan		Nour-Dean Anakar
	Robert L. Watters		Travis Reese
	Steven L. Jenkins		Luke Lirot

2.	PROPOSAL TO RATIFY THE SELECTION OF WHITLEY PENN LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO APPROVE THE AMENDMENT TO THE 2010 STOCK OPTION PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

NUMBER OF SHARES OWNED
PRINTED NAME:
DATED:

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

From:	Eric S. Langan

President and CEO

To:	Stockholders in Rick’s Cabaret International, Inc.

Dear Fellow Stockholders:

Our company had a very strong year in Fiscal 2011, with a 12.7% increase in revenues to $83.5 million. Our net income was $7.8 million, compared with a loss of $8.0 million in the previous year. Along with the removal of the drag from the Las Vegas club, which we discontinued in April 2011, our performance returned us to more normal growth patterns across the board. Acquisitions made during Fiscal 2011 of nightclubs in Indianapolis and Minneapolis and the opening of our turn-key purchase of a new club near the DFW Airport brought to 23 the number of locations our subsidiaries operate around the country. So far in Fiscal 2012 we have acquired an additional club in Dallas (Silver City) and have other potential acquisitions under consideration that will continue our strategic growth program.

The revenue gains in Fiscal 2011 included a 4.9 percent increase in sales at clubs open more than one year. We were particularly pleased with the performance of our New York City location, now in its sixth year and continuing to grow. In addition, clubs acquired in 2010 and 2011 contributed a healthy $6.1million in new revenue.

We made the decision to close the Las Vegas club, which we purchased in 2008 just weeks before the national economy began its collapse. We did the best we could to make a go of it, but timing and circumstances were against us and we determined it could not become viable in the foreseeable future.

Other key factors in Fiscal year 2011 results include:

▪	Adjusted EBITDA* was $23.6 million in 2011, compared with $17.9 million in 2010. This is a non-GAAP core operational performance measurement that we believe more accurately reflects the performance of the company, in part because it allows us to express results without the need to adjust for Federal, state and local taxes, which vary considerably by jurisdiction. (See Note below.)

▪	Operating margins (excluding impairment charges) were 22.5 percent for the year, compared to 20.2 percent in the prior year.

▪	Income from operations for same-location-same-period nightclubs open more than a year increased by 18.3%.

▪	Net cash provided by operating activities increased to $18.9 million from $17.3 million in the prior year.

▪	Interest expense declined to $3.9 million from $4.0 as we amortized loan balances. As of September 30, 2011, the balance of long-term debt was $35.6 million compared to $42.7 million a year earlier.

▪	Revenue improved in all three of the major revenue categories tracked by the company: alcoholic beverage sales were $32.6 million compared with $28.5 million last year; food and merchandise was $7.4 million compared with $6.3 million; service revenues were $38.2 million compared with $34.2 million.

Fiscal 2012 got off to a strong start.   Through our wholly owned subsidiary, RCI Holdings, Inc., we made a great investment by purchasing two real estate parcels in Dallas and Ft. Worth for a total of $5.5 million. The first property is in Fort Worth and includes the building where our Cabaret East adult nightclub is located; the second is in Dallas and is home to Jaguar’s Gold Club, a separately owned gentlemen’s club that is now our rental tenant. These investments have given us a very nice return on investment from Day One.

Also in the DFW area, we obtained the liquor license for the DFW Airport club, and we completed the purchase of the Silver City Cabaret on Stemmons Freeway near Love Field along with related real estate.  This brought to nine the number of clubs operated by subsidiaries of Rick’s Cabaret in the very vibrant DFW Metroplex.

As always, we want to express our thanks to our dedicated employees and the independent contractors who make Rick’s Cabaret the finest group of gentlemen’s clubs in the world. We succeed because of their beauty, professionalism and spirit.

Sincerely,

Eric S. Langan

* Note: Adjusted EBITDA is a financial statement measure that was not derived in accordance with GAAP. We use Adjusted EBITDA (earnings before interest expense, income taxes, depreciation and amortization, and impairment charges) as a non-GAAP performance measure. In calculating Adjusted EBITDA, we exclude our largest recurring non-cash charge, depreciation and amortization, and impairment charges. Adjusted EBITDA provides a core operational performance measurement that compares results without the need to adjust for Federal, state and local taxes which have considerable variation between domestic jurisdictions.  Also, we exclude interest cost in our calculation of Adjusted EBITDA. The results are, therefore, without consideration of financing alternatives of capital employed. We use Adjusted EBITDA as one guideline to assess our unleveraged performance return on our investments. Adjusted EBITDA is also the target benchmark for our acquisitions of nightclubs.